News Release

For Information Contact:

Jerald K. Dittmer, Vice President and CFO (563) 264-7400

Melinda C. Ellsworth, Vice President, Treasurer and Investor Relations (563) 264-7406

HNI CORPORATION ANNOUNCES

QUARTERLY DIVIDEND AND

INCREASE OF AUTHORIZATION FOR SHARE REPURCHASE PROGRAM

MUSCATINE, IA (November 12, 2004) - HNI Corporation (NYSE:HNI) announced today that its Board of Directors declared a quarterly dividend of 14 cents per share on its common stock.

This is the 199th consecutive dividend the Company has paid since its first dividend in 1955.  The dividend will be payable on December 1, 2004, to shareholders of record at the close of business November 22, 2004.

HNI Corporation also announced today that its Board of Directors authorized an additional $150 million for HNI Corporation's share repurchase program.  The Company has approximately $2 million remaining of the $100 million previously authorized by the Board at its May 4, 2004 meeting.  HNI Corporation currently has approximately 55.2 million shares of common stock outstanding.

"We believe our efforts to support our stock through the quarterly dividend increase and share repurchase program reinforce our commitment to enhance shareholder value," said Stan A. Askren, Chairman, President and Chief Executive Officer.  "This investment reflects our confidence in the strong future growth of HNI Corporation."

HNI Corporation provides products and solutions for the home and workplace environments and is the second largest office furniture manufacturer in the United States.  HNI Corporation is also the nation's leading manufacturer and marketer of gas- and wood-burning fireplaces.  The company's strong brands, including HON®, Allsteel®, Gunlocke®, Paoli®, Heatilator®, Heat-N-Glo®, Quadra-Fire®, and Fireside Hearth & HomeTM have leading positions in their markets. HNI Corporation is committed to maintaining its long-standing corporate values of integrity, financial soundness and a culture of service and responsiveness. By doing so, the company was recognized for the sixth consecutive year as one of the 400 Best Big Companies in America by Forbes Magazine in 2004, and one of America's Most Admired Companies in the furniture industry by Fortune Magazine in 2004.  HNI Corporation's common stock is traded on the New York Stock Exchange under the symbol HNI.  More information can be found on the Company's website at www.hnicorp.com.

Forward-looking Statements

Statements in this news release that are not strictly historical, including statements as to plans, objectives, and future financial performance, are "forward-looking" statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements involve known and unknown risks, which may cause the Company's actual results in the future to differ materially from expected results.  These risks include, among others: the Company's ability to realize financial benefits (a) from its price increases, (b) from its cost containment and business simplification initiatives, (c) from its investments in strategic acquisitions, new products and brand building, (d) from its investments in distribution and rapid continuous improvement and (e) from its repurchases of common stock; uncertainty related to the availability of cash to fund future growth; lower than expected demand for the Company's products due to uncertain political and economic conditions; lower industry growth than expected; uncertainty related to disruptions of business by terrorism or military action; competitive pricing pressure from foreign and domestic competitors; higher than expected costs and lower than expected supplies of materials (including steel and petroleum based materials); and other factors described in the Company's annual and quarterly reports filed with the Securities and Exchange Commission on Forms 10-K and 10-Q.

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